                                                                                                Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of the Conestoga Small Cap Fund, a series of shares of beneficial interest of Conestoga Funds, of our report dated October 20, 2006 on the financial statements and financial highlights included in the September 30, 2006 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                             /s/ BRIGGS, BUNTING & DOUGHERTY, LLP
            BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
December 27, 2006